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                                                                      EXHIBIT 99


Biomune Systems, Inc. Announces the Transfer of Certain Assets by Donlar Corporation

BEDFORD PARK, Ill., January 19, 2001 - Biomune Systems, Inc. (BIME:OTC) ("Biomune") announced that its parent, Donlar Corporation ("Donlar"), transferred all of Donlar's assets and associated liabilities, excluding those related to Donlar's existing patent rights and all intellectual property relating to its genetic (recombinant DNA) research activities, to Biomune as a capital contribution. The transfer took place following a meeting of the shareholders of Donlar where the transfer was approved and was pursuant to a Capital Contribution, Assignment and Assumption Agreement dated January 19, 2001 between Donlar and Biomune.

As a result of the foregoing transaction, all of Donlar's operational activities, except for its genetic research activities, will be conducted by Biomune. Biomune's administrative, marketing, sales and distribution operations will be conducted from Donlar's headquarters in Bedford Park, Illinois, and its manufacturing operations will be conducted from Donlar's Peru, Illinois facility, which has been transferred to Biomune.

Biomune's reorganized businesses will be conducted through four business segments:

         - BioPolymers, consisting of the performance chemicals business acquired from Donlar;
         - AgriSciences, consisting of the agricultural businesses acquired from Donlar;
         - Pharmaceuticals, consisting of the pharmaceutical research and development activities of both Donlar and Biomune; and
         - Optim Nutrition, consisting of Biomune's nutritional and nutraceuticals business.

Donlar Corporation, founded in 1990 and based in Bedford Park, Illinois, is a diversified biotech and biopolymer company that has developed a wide range of patented protein products for use in industrial, agricultural, consumer and pharmaceutical markets. Donlar was the recipient of the EPA's first Presidential Green Chemistry Challenge Award for its work in the development of environmentally responsible products and manufacturing processes. (www.donlar.com)

Biomune Systems, Inc., a Nevada corporation, with its wholly owned subsidiary, Optim Nutrition, Inc., is engaged in the distribution and sale of biologic nutraceutical supplements and sports and nutrition bars.
(www.optimnutrition.com)

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements, which involve a number of risks and uncertainties. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in Biomune's most recent filings with the Securities and Exchange Commission on Forms 10-QSB and 10-KSB and current reports on Form 8-K.

For further information contact Larry P. Koskan of Biomune Systems, Inc. at
(708) 563-9200.